Exhibit 99.1

Staffing 360 Solutions Announces Financial Results for Fiscal Third Quarter 2017

Company Reports:

•	Revenue grew 9.6% to $50.3 million from $46.0 million
•	Gross Profit rose 13.9% to $9.6 million from $8.4 million
•	Gross Margin strengthened to 19.0% from 18.3%
•	Adjusted EBITDA increased 24.4% to $2.0 million from $1.6m
•	Net Loss, after $6.4 million of non-cash and acquisition related charges, of $5.4 million
•	Recent acquisitions included for only a few weeks in fiscal third quarter

New York, NY – November 15, 2017 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), a public company executing an international buy-and-build strategy through the acquisition of staffing organizations in the United States and in the United Kingdom, released its financial results today for its fiscal quarter ended September 30, 2017.

“The third quarter represents a transformational period in the short history of Staffing 360 Solutions,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions. “We completed two acquisitions and continued to drive margin improvements and overhead controls. At the same time we materially refinanced our balance sheet, improved our working capital position and our ability to generate positive operating cash flow. Most importantly, our trailing twelve months’ pro-forma Adjusted EBITDA, which includes the profits of the acquisitions prior to acquisition, is now $11 million, up from $5.4 million in the comparable trailing twelve months of 2016.”

Summary of the Fiscal Third Quarter Ended September 30, 2017

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Revenue increased to $50.3 million, a 9.6% increase from $46 million in the 2016 third quarter, including $6.8 million from acquisitions. On a sequential quarterly basis, revenue improved by $8.2 million, or 19.5% compared to the fiscal second quarter of 2017. For the nine months ended September 2017, revenue declined by $2.2 million, including $1.8 million attributable to unfavorable foreign currency translation, the exiting of low margin business, partially offset by the acquisition revenue discussed above, to $133.2 million from $135.4 million for the comparable period in fiscal 2016.

•

Gross profit increased 13.9% to $9.6 million from $8.4 million in the fiscal third quarter of 2016. On a sequential basis, gross profit improved by $1.7 million, or 21.5% compared to the fiscal second quarter of 2017.  For the nine months ended September 2017, gross profit increased by 5.1% to $24.8 million from $23.6 million for the comparable period in fiscal 2016.

•

Gross margins continued to remain strong, increasing from 18.3% in the prior year third quarter to 19.0% in the third quarter of fiscal 2017. For the nine months ended September 2017, the gross margin was 18.6%, an improvement from 17.4% for the comparable period in fiscal 2016.

•

The two acquisitions completed in September, CBS Butler Holdings Limited in the U.K. and firstPRO Georgia in the U.S. are included in these results for only a few weeks. The full impact of these acquisitions will be reflected in the fiscal fourth quarter of 2017.

•

Including $5.5 million of non-cash charges, relating to the refinancing of the balance sheet, non-cash compensation, as well as depreciation and amortization of intangible assets, and approximately $0.9 million of acquisition-related and other non-recurring expenses, the net loss attributable to common stock was $5.4 million for the fiscal third quarter of 2017 compared to $1.0 million for the comparable period in fiscal 2016. For the nine months, the net loss attributable to common stock was $9.5 million, including $10.7 million of non-cash charges relating to the refinancing, depreciation and amortization of intangible assets, and $1.2 million of acquisition-related and other non-recurring expenses, against approximately $6.4 million for the comparable period in fiscal 2016.

•

Adjusted EBITDA was $2 million, a 24.4% increase over $1.6 million in the fiscal third quarter of 2016. For the nine months Adjusted EBITDA was $4.6 million, an increase of 18.6% from $3.9 million for the comparable period in fiscal 2016.

•	On a Trailing Twelve Months basis pro-forma Adjusted EBITDA was $11.0 million compared to $5.4 million.

* A table has been included in this press release reconciling Net loss to Adjusted EBITDA.

Matt Briand, President and Chief Executive Officer, added, “The third quarter continued our emphasis on improving the fundamentals of the company and driving our Pathway to Profitability. We are excited about our two recent acquisitions and see them being perfect fits to our existing businesses. As mentioned last quarter, we have several new contracts that have started to ramp up and will continue to do so from now into the new year. Our intelligent integration approach has seen zero attrition to our staff base or client base from the completion of the two acquisitions.

“During the third quarter, we made material strides in improving the quality of our Balance Sheet with our Net Assets growing to $94 million from $54 million at December 2016. The 3-Year Note from Jackson Investment Group is non-amortizing and has cleaned up almost all of our short-term amortizing debt and given us the opportunity, probably for the first time, to generate free cashflow that can be used to drive further organic growth in our operations. Additionally, it has allowed us to reduce our working capital deficit to $6.5 million from $15.1 million at December 2016. During the quarter we also refinanced our Revolver with MidCap Financial, which provided more liquidity and a smoother working capital model. We look forward to making similar improvements to our UK asset-backed lending facility during the fourth quarter,” said David Faiman, Chief Financial Officer.

“Staffing 360 Solutions has continued to drive major developments this quarter and we look forward to discussing them in more detail on our earnings conference call,” stated Flood. “With the improving efficiency of our cost base, the increased scale of our operations, and the strength of our Balance Sheet, we believe we are in a stronger position to deliver on future growth.  We encourage investors to dial into our conference call and to download our Earnings Call Presentation from our website, which should provide additional understanding and assistance for investors to follow during the course of our call; we anticipate that this will continue to be a supplemental component of our calls going forward.”

The Company encourages investors to review its Form 10-Q for the fiscal quarter ended September 30, 2017 for additional information regarding the Company’s results of operations, liquidity, reviewed financial statements and other pertinent information.

Earnings Conference Call

Staffing 360 Solutions will host its earnings conference call on Wednesday, November 15, 2017 at 9:00 am Eastern Time to discuss the Company’s financial results for the period ended September 30, 2017, as well as its latest developments. The conference call will include a Q&A session where investors will have the opportunity to ask questions of management.

The teleconference can be accessed by dialing 877.407.0778 within the United States, or 201.689.8565 internationally.  Please dial in 10 minutes prior to the beginning of the call. There will be a playback of the teleconference available until November 15, 2019.  To listen to the playback, dial 877.481.4010 within the United States or 919.882.2331 internationally and use replay ID number:22349.

The conference call will be simultaneously webcast and available at:

http://www.investorcalendar.com/event/22349.

In addition, the Company is releasing an Earnings Call Presentation to be followed during the conference call, which is available for download from the Company’s website at:

http://www.staffing360solutions.com/res.html

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of an international buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and in the United Kingdom.  The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space.  For more information, please visit: www.staffing360solutions.com.

Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Non-GAAP Financial Measures

The Company uses financial measures which are not calculated and presented in accordance with US generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making regarding potential acquisitions, as well as a means to evaluate period-to period comparison. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations below.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, income taxes, depreciation and amortization, and amortization of non-cash stock-based compensation, non-recurring acquisition and restructuring expenses and goodwill impairment charges.

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements. These statements may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning.  Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to  the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional target acquisitions, to successfully integrate any newly acquired companies, to organically grow its business, to successfully defend any potential future litigation, changes in local or national economic conditions, the Company’s ability to comply with its contractual covenants, including in respect of its debt,  as well as various additional risks, many of which are unknown at this time and generally out of the Company’s control, and which are detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Corporate Investor Contact:

Staffing 360 Solutions, Inc.

Brendan Flood, Executive Chairman

+1 646.507.5715

info@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

David Faiman, Chief Financial Officer

+1.646.507.5711

info@staffing360solutions.com

Staffing 360 Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(All Amounts in Thousands of U.S. Dollars)

Staffing 360 Solutions, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

(All Amounts in Thousands of U.S. Dollars)

Staffing 360 Solutions, Inc. and Subsidiaries

Reconciliation of Net Loss Attributable to Common Stock to Adjusted EBITDA

(All Amounts in Thousands of U.S. Dollars)